Exhibit 3.1

AMENDMENT NO. 3 TO

SIXTH AMENDED AND RESTATED BYLAWS

OF

RETAIL PROPERTIES OF AMERICA, INC.

The Sixth Amended and Restated Bylaws of Retail Properties of America, Inc. is hereby amended by adding the following new Article XII:

“ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any current or former director or officer or other employee of the Company to the Company or to the stockholders of the Company or (ii) any other action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Articles or these Bylaws, or (iv) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company that is governed by the internal affairs doctrine.

None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

As the Company would be irreparably harmed by any action filed in violation of this Article XII and could not be adequately compensated by monetary damages alone, the Company shall be entitled to specific performance of this Article XII and to temporary, preliminary and permanent injunctive relief to specifically enforce the terms of this Article XII and to prevent any breaches thereof.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Adopted and effective as of July 17, 2021.